LIQTECH INTERNATIONAL, INC. APPOINTS MARK VERNON TO THE BOARD OF DIRECTORS

BALLERUP, DENMARK – (PR NEWSWIRE) – February 26, 2013 – LiqTech International, Inc. (OTCQX: LIQT) (“LiqTech”) is pleased to announce the appointment of Mark Vernon, Group Chief Executive Officer of Spirax-Sarco Engineering, to its Board of Directors.

Mr. Vernon has enjoyed a long career in the industrial engineering industry, with broad experience in strategic planning, operations management, marketing, sales and new product development. He has travelled extensively, visiting over 65 countries worldwide, and has established businesses and manufacturing operations in many emerging markets.

Since April 2008, Mr. Vernon has served as Group Chief Executive Officer of Spirax-Sarco Engineering plc (London Stock Exchange: SPX). Spirax-Sarco is a multi-national industrial engineering company headquartered in the UK, comprising more than 50 operating companies located in 35 countries around the world with revenues exceeding $1 billion. Mr Vernon joined Spirax Sarco in 2003 as President of the Group’s USA operating company before being appointed to the Group’s Board of Directors in 2006 with responsibility for business operations in North and South America. Mr. Vernon also currently serves as a Director of Senior plc, a $1.2 billion UK-based aerospace and industrial engineering business.

CEO of LiqTech, Lasse Andreassen, commented, “Mark Vernon joins our board at a time when LiqTech International is in the process of developing new membrane products and introducing them into new markets and applications around the world. Mr. Vernon brings very extensive experience in international sales and has the technical background to help LiqTech International continue to grow worldwide. Mr. Vernon will replace Jens Kampmann and I would like to personally thank Jens for his contribution and time on our board.”

ABOUT LIQTECH INTERNATIONAL, INC.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. It also manufactures ceramic silicon carbide kiln furniture. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. For more information, please visit www.liqtech.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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